Exhibit 99.2

Harrow Prices $25 Million Offering

NASHVILLE, Tenn., December 14, 2022 – Harrow Health, Inc. (Nasdaq: HROW), an eyecare pharmaceutical company exclusively focused on the discovery, development, and commercialization of innovative ophthalmic prescription therapies, today announced that it priced an underwritten registered offering of 2,376,426 shares of its common stock at a price of $10.52 per share for aggregate gross proceeds of $25 million. The offering is expected to close on or about December 16, 2022, subject to customary closing conditions.

The Company expects to use the net proceeds from the sale of the common stock to fund a portion of the purchase price payable for a previously announced acquisition, with any remaining net proceeds available for general corporate purposes, including funding future strategic product acquisitions and related investments, making capital expenditures, and funding working capital.

B. Riley Securities is acting as sole book-running manager for this offering.

The common stock in this offering is being offered by Harrow under its shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission (the “SEC”) on June 6, 2022. A prospectus supplement and accompanying base prospectus relating to this offering will be filed with the SEC. Copies of the prospectus supplement and the accompanying base prospectus may be obtained on the SEC’s website at www.sec.gov, or by contacting B. Riley Securities by phone at (703) 312-9580, or by emailing prospectuses@brileyfin.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Harrow

Harrow (Nasdaq: HROW) is an eyecare pharmaceutical company exclusively focused on the discovery, development, and commercialization of innovative ophthalmic prescription therapies for the U.S. market that are accessible and affordable. For more information about Harrow, please visit the Investors section of the corporate website, harrow.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Such forward looking statements include, but are not limited to, statements regarding the intended use of proceeds of the common stock offering. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ include (without limitation) the possibility that the common stock offering will not be consummated at the expected time, or at all. Additional risks and uncertainties are more fully described in Harrow’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC’s website at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Harrow undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

Jamie Webb

Director of Communications and Investor Relations

jwebb@harrowinc.com

615-733-4737

-END-